Exhibit 5.1

January 5, 2006	Main (858) 450-8400 Fax (858) 450-8499

Path 1 Network Technologies Inc.

6215 Ferris Square, Suite 140

San Diego, California 92121

Re:	Resale Registration Statement on Form S-3 for 1,206,731 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Path 1 Network Technologies Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 5, 2006 (as may be further amended or supplemented, the “Registration Statement”) for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Act”) 1,206,731 shares of the Company’s Common Stock, including (i) shares of the Company’s Common Stock (the “Conversion Shares”) issuable upon conversion of $2,115,811.05 aggregate principal amount of outstanding secured convertible term notes (the “Notes”) or as repayment of principal due thereunder, (ii) shares of the Company’s Common Stock (the “Interest Shares”) issuable under certain circumstances as payment of interest due under the Notes, (iii) shares of the Company’s Common Stock (the “Warrant Shares”) issuable upon exercise of 182,728 Common Stock purchase warrants (the “Warrants”), and (iv) shares of the Company’s Common Stock (the “Anti-Dilution Shares”) issuable in satisfaction of potential future adjustments, under anti-dilution provisions, of the number of Conversion Shares issuable upon conversion of the Notes. The Notes and Warrants have been issued by the Company in connection with a December 2005 private financing.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K under the Act.

We have reviewed the Company’s organizational documents, the Notes, the Warrants and the corporate proceedings taken by the Company in connection with the original issuance of the Notes and the Warrants and the proposed future issuance of the Conversion Shares, the Interest Shares, the Warrant Shares and the Anti-Dilution Shares. For purposes of rendering this opinion, we have examined the originals or copies identified to our satisfaction as being true and complete copies of such corporate records, certificates of officers of the Company and public officials and such other documents, and have made such other factual and legal investigations as we have deemed relevant, necessary or appropriate. In such examination, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of all records, documents and instruments submitted to us as copies, faxes or .pdf files, and the authenticity of the originals thereof. As to facts material to the opinion expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of the Company and others.

Based on such review, subject to the assumptions stated above and relying on the statements of fact contained in the documents, instruments, records, certificates, statements and representations described above, we are of the opinion that (i) the Conversion Shares have been duly authorized and if, as and when issued upon conversion or repayment of the Notes in accordance with the terms thereof will be legally issued, fully paid and non-assessable, (ii) the Interest Shares have been duly authorized and if, as and when issued as payment of interest due under the Notes in accordance with the terms thereof will be legally issued, fully paid and non-assessable, (iii) the Warrant Shares have been duly authorized and if, as and when issued upon exercise of

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Path 1 Network Technologies Inc. January 5, 2006 Page 2

the Warrants in accordance with the terms thereof will be legally issued, fully paid and non-assessable, and (iv) the Anti-Dilution Shares have been duly authorized and if, as and when issued, after operation of anti- dilution provisions applicable to the Notes and Warrants, upon conversion or repayment of the Notes or exercise of the Warrants in accordance with the terms of the Notes and Warrants (as applicable) will be legally issued, fully paid and non-assessable.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Notes, the Warrants, the Conversion Shares, the Interest Shares, the Warrant Shares or the Anti-Dilution Shares.

Very truly yours,

/s/ Heller Ehrman LLP